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                                                                  Exhibit 4.3



                                FIRST AMENDMENT
                                       TO
                                RIGHTS AGREEMENT

     THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (the "Amendment"), dated as of July 29, 1997 is between GelTex Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, a New York corporation, as Rights Agent (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent have previously entered into a Rights Agreement, dated as of March 1, 1996 (the "Rights Agreement");

     WHEREAS, Section 27 of the Rights Agreement provides that prior to the Distribution Date (as defined therein) and subject to certain exceptions, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock of the Company, and this Amendment is made prior to the Distribution Date; and

     WHEREAS, the Board of Directors of the Company has determined that certain amendments to the Rights Agreement are desirable and has directed that the Company and the Rights Agent enter into this Amendment.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

     Section 1. Section l(a) of the Rights Agreement is amended and restated in its entirety to read as follows:

          (a) "Acquiring Person" shall mean any person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding. Notwithstanding the foregoing, the term "Acquiring Person" shall not include:

               (i) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan;

               (ii) any Person eligible to file statements with respect to Beneficial Ownership of the Common Stock on Schedule 13G pursuant to Rules 13d-1 (b) or 13d-2(b) of the General Rules and Regulations under the Exchange Act who or which, prior to a Distribution Date, the Board of Directors of the Company, acting by a vote of a majority of the Continuing Directors (treating such Person as an Acquiring Person for such purpose), determines, subject to such limitations and conditions and for such period, if any, as of the Board of Directors may establish, is not an Acquiring Person; or


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               (iii) any such Person who has become such a Beneficial Owner solely because (A) of a change in the aggregate number of shares of Common Stock outstanding since the last date on which such Person acquired Beneficial Ownership of any Common Stock or (B) it acquired such Beneficial Ownership in the good faith belief that such acquisition would not (x) cause such Beneficial Ownership to exceed 20% of the Common Stock then outstanding and such Person relied in good faith in computing the percentage of its Beneficial Ownership on publicly filed reports or documents of the Company which are inaccurate or out-of-date or (y) otherwise cause a Distribution Date or the adjustment provided for in Section 11(a)(ii) to occur. Notwithstanding the foregoing, if any Person that is not an Acquiring Person due to this clause (iii) does not reduce its percentage of Beneficial Ownership of Common Stock to below 20% by the Close of business on the fifth Business Day after notice from the Company (the date of notice being the first day) that such Person's Beneficial Ownership of Common Stock so exceeds 20%, such Person shall, at the end of such five Business Day period, become an Acquiring Person (and this clause (iii) shall no longer apply to such Person). For purposes of this definition, the determination whether any Person acted in "good faith" shall be conclusively determined by a vote of a majority of the Continuing Directors (treating such Person as an Acquiring Person for such purpose).

     Section 2. Except as amended by this Amendment, the Rights Agreement shall remain in full force and effect.

     Section 3. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

ATTEST:                                      GELTEX PHARMACEUTICALS, INC.

/s/ Elizabeth Grammer                        By: /s/ Mark Skaletsky
-------------------------------                 ---------------------------


ATTEST:                                      AMERICAN STOCK TRANSFER & TRUST
                                             COMPANY



/s/ Susan Silber                             By: /s/ Herbert J. Lemmer
----------------------                          ---------------------------
SUSAN SILBER                                    HERBERT J. LEMMER
Assistant Secretary                             VICE PRESIDENT